Exhibit 99.2

Event ID:	139322638521
Event Name:	Q1 2016 Foundation Healthcare Inc Earnings Call
Event Date:	2016-05-16T20:30:00 UTC

C:	Brooks O’Neil;Foundation Healthcare, Inc.;IR
C:	Stanton Nelson;Foundation Healthcare, Inc.;CEO
C:	Hugh King;Foundation Healthcare, Inc.;CFO
P:	Bill Sutherland;Emerging Growth Equities;Analyst
P:	Scott Henry;Roth Capital;Analyst
P:	Alex Silverman;Special Situations Fund;Analyst
P:	Andy Carruthers;Bigelow Capital Securities LLC;Analyst
P:	Operator;;

+++ presentation

Operator^ Welcome to the Foundation Healthcare First Quarter 2016 financial results conference call and webcast. All participants will be on a listen-only mode.

(Operator Instructions)

After today’s presentation there will be an opportunity to ask questions.

(Operator Instructions)

Please note that this event is being recorded.

I would now like to turn the conference over to Brooks O’Neil, Investor Relations. Please go ahead, sir.

Brooks O’Neil^ Good afternoon and thank you for joining us on this call today. The purpose of this call is to review Foundation Healthcare’s financial results for the first quarter of 2016. We will also provide some additional color on the business.

With me on the line are Foundation Healthcare CEO, Stanton Nelson and Foundation CFO, Hugh King. After I read our cautionary statement, both Stanton and Hugh will make some brief comments after which we’ll be happy to take your questions.

Our comments today may include forward-looking statements. All statements other than statements of historical fact, including without limitation, statements regarding the future plans and objectives of Foundation Healthcare or the Corporation are forward-looking statements. These involved various risks, assumptions, estimates and uncertainties. These statements reflect current projections, expectations or beliefs of Foundation Healthcare and are based on information currently available to the Corporation. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.

All forward-looking statements made on this call are qualified by these cautionary statements and the risk factors described in the Company’s published financial statements on file with the SEC. All such statements are made as of today, and Foundation Healthcare assumes no obligation to update or revise these statements.

With that, let me turn the call over to Stanton.

Stanton Nelson^ Thank you, Brooks. Good afternoon and thank you for joining our call. Today, we will discuss Foundation’s first quarter 2016 results and provide some additional color on the business. As a reminder, 2015 was an excellent year for Foundation and we believe we are well positioned for continued success in 2016. During the first quarter of this year, net revenues and income from affiliates increased 30% to $39 million and the Houston Hospital was accretive to EBITDA.

In summary, the quarter had some very bright spots and we also worked through some challenges that will better position the Company as we move through 2016.

As I mentioned, our newest hospital, Houston, performed nicely and was accretive in quarter one. Our San Antonio and El Paso Hospitals both had challenges as we constructed a new operating suite in the San Antonio Hospital that caused scheduling delays, and in El Paso, spine cases were down year-over-year, which affected net revenue. However, we have recruited one spine and two orthopedic surgeons to the market, and all three will perform surgeries at our hospital shortly in El Paso.

Clinical outcomes continue to be outstanding at all of our hospitals. El Paso was recently awarded the Foundation Nursing of Excellence Award. There were many objectives that had to be met to achieve the award, and the clinical teams performed at a very high level. The success of our new clinical team in Houston is demonstrated by the newly released patient satisfaction surveys, which reflected a score of 94%, which is a significant improvement over the 63% patient satisfaction score reported for 2015. We are very focused on driving outstanding clinical outcomes and we think the new satisfaction scores are a leading indicator that Foundation Surgical Hospital of Houston is moving in the right direction.

Our plan in Houston is consistent with our core strategy in all of our surgical hospitals. In just a few months under our ownership, we have reduced operating expenses at the facility by $4 million annualized, and we will see an additional $3 million of annualized savings by the end of the second quarter of 2016. This has been accomplished primarily by rationalizing staffing and centralizing core services, which we typically handle at our home office in Oklahoma City. In addition, we are actively recruiting physician partners at Foundation Surgical Hospital of Houston and we expect this to drive strong growth in surgical cases performed at the hospital this year.

The third component of our strategy is to add ancillary services like diagnostic imaging, physical therapy, lab services and wound care, which fit the physician and patient needs in the Houston market. We are also pleased that the construction in the operating suite at our San Antonio Hospital was completed late in the first quarter.

Although the construction negatively impacted revenues and profits during the fourth quarter of 2015 and the first quarter of 2016, we have expanded the hospital’s operating room capacity by 25%. This increased capacity will enable us to accommodate the expected surgical volumes of our three new surgeons.

As we have mentioned on previous calls, the first quarter is usually our weakest period because insurance deductibles reset January 1. The seasonality of this, coupled with the San Antonio construction project, resulted in earnings for the first quarter which were below our expectations and our prior year performance. While the construction completed, giving us expanded capacity in San Antonio and a six new orthopedic and neuro-spine surgeons practicing at the El Paso and San Antonio Hospitals, we expect to continue the growth and profitability trends we experienced in 2015. In addition, our Houston Surgical Hospital should also contribute to strong growth for our business this year.

Finally, last Thursday we announced the acquisition of a 51% interest in Ninety Nine Healthcare Management, the newest component of our growth strategy. Our core foundation value is the need to partner with physicians to align goals, optimize quality of care, and improve efficiency and profitability. In addition, it has been increasingly clear that the insurance payers are seeking platforms like ours to provide their customers a lower cost option while delivering outstanding patient care. We believe this platform will enable us to meet their needs.

Ninety Nine Management was founded by two physicians, Dr. Joel Ciarochi and Dr. Tom Kenjarski, who have developed a clinically and financially integrated multi-specialty practice model which can increase a participating physician’s revenue by 10% to 15%. We are pleased to welcome Joel and Tom to the Foundation team and believe their knowledge of physician practice and their business model will drive enhanced value to Foundation’s physician partners and further demonstrate the advantages of a relationship with Foundation. Like our Houston Hospital, this acquisition will be immediately accretive to the Company’s earnings.

I’ll now turn the call over to Hugh King to discuss our financials for the first quarter. Hugh?

Hugh King^ Thank you, Stanton, and good afternoon, everyone. Net revenues and equity and earnings by affiliates in the first quarter of 2016 were collectively $39 million, up 30% from the $30 million in the first quarter of 2015. Our net revenues are composed of revenues from patient services, less the provision for doubtful accounts, management fees from affiliates, other revenue, and income from an already owned affiliates.

Patient service revenues net of the provision for doubtful accounts increased $9 million, or 33%, to $36.5 million during the three months ended March 31, 2016 compared to $27.5 million in the same period of 2015. The increase is due to the revenues generated at our new hospital in Houston. Operating expenses for the first quarter of 2016 were $40.9 million compared to $27.3 million in the first quarter of 2015. The increase is due, again, to operating expenses incurred at our new hospital in Houston. Since January 1, Houston management team has reduced staffing, restructured the supply chain, and optimized contracted services with a resulting $7 million reduction in annual expenses.

Our operations resulted in a net loss attributable to Foundation Healthcare common stock of $2.5 million during the first quarter of 2016 compared to a net loss of $1.3 million during the first quarter of 2014. Net loss attributable to Foundation common stock from continuing operations was a loss of $0.15 per share for the first quarter of 2016 compared to a $0.07 per share loss for the first quarter of 2015. Adjusted EBITDA was $1.3 million for the 2016 first quarter compared to $2.3 million in the first quarter of 2015.

Moving to the balance sheet; at March 31, cash and cash equivalents total $2.9 million compared to $5.1 million at December 31, 2015. Our total debt was $47.9 million compared to $46.4 million at the end of last year.

Stanton, I’ll turn it back over to you.

Stanton Nelson^ Thank you Hugh. Operator, we’re ready to take questions.

+++ q-and-a

Operator^ (Operator Instruction) Bill Sutherland of Emerging Growth Equities.

Bill Sutherland^ The expansion of the surgeon-base in El Paso and San Antonio, just to get a sense of what that adds, can you give us the base that you have there already?

Stanton Nelson^ In terms of separated between San Antonio and El Paso, three new physicians in each facility; one neuro and two orthopedic surgeons in the El Paso market, and two spine physicians and one orthopedic surgeon in the San Antonio market.

Hugh, I’ll let you talk a little bit about the expectation around net revenue.

Hugh King^ Well, we believe that any one of these surgeons can generate between $4 million and $5 million of net revenue, so we’re looking at a potential increase of something on the order of $12 million to $15 million of net revenue for each of these groups of surgeons; one in El Paso, one in San Antonio.

We do recognize there’ll be some ramp up time. We don’t expect them to be fully productive in their first year. However, Dr. Chubb, the orthopedic surgeon who has already started his practice in El Paso, is an orthopedic hand specialist and there’s a significant shortage of those types of physicians in the El Paso market, so we think he’s going to be busy very quickly.

We expect that these physicians will generate an extra $4 million to $5 million of net revenue during the first year, during the 2016 year, and then ramp up in the at least $8 million to $10 million range at each of the hospitals for next year, 2017. So they seem very committed and we’re very excited about having them onboard.

Stanton Nelson^ And just to continue that thought, in El Paso we had a spine surgeon that his cases had dropped significantly towards the end of last year into the first quarter of 2016. So, in El Paso case, one of these physicians will be replacing a large volume. So really we’re talking net two winners in El Paso; three, additional surgeons in the San Antonio market.

Bill Sutherland^ And then at Foundation Houston, can you provide a sense of kind of where you guys are on capacity utilization, and then what kind of objectives you have for expanding the surgeons that practice there?

Stanton Nelson^ I’ll take the first piece and I’ll let Hugh kind of fill in here. But in terms of capacity it’s obviously our biggest facility. And so, we have almost unlimited capacity at our Houston facility. As you might recall going back to our last earnings call for the end of the year 2015, we did experience - so there’s a transition currently going on from more medical cases to surgical cases that’s; moving along nicely. The recruitment process continues to move along and we’re kind of sifting through the surgeons that would be great fits for us and vice versa of them being fits for the hospital. So we still expect to sell down to 49%, 51% on our side, 49% on the surgeon side and complete that PPM fairly quickly.

Bill Sutherland^ So, should I think about this year at Houston being one where you’re kind of backfilling the general medical slots that are being vacated, or will there be sort of a net increase?

Hugh King^ Well, I think it’s a combination. I think for the first half of the year we’re going to see physicians that were practicing at the hospital continue to practice and do their cases. We will be doing medical cases, but as we get near the end of the year after we complete the syndication process, Stanton talked about we should see a pretty heavy shift towards surgical cases and we would expect that our monthly revenue and quarterly revenue will increase fairly significantly compared to the revenues for the first and second quarters.

Bill Sutherland^ I guess partly because of seasonality, but also just in general expansion.

Hugh King^ Seasonality, but also there’s a larger net revenue per case in doing the neuro-spine and the orthopedic cases that we shoot for as supposed to the typical medical cases that would be done in a hospital the size of Houston.

Bill Sutherland^ And then finally on Ninety Nine Management, that looks very interesting for you all. Can you help us think about kind of a financial impact that it looks like it’s going to have? I’m not sure how much detail you guys want to give.

Stanton Nelson^ I would think, and kind of how we’re looking at it in 2016, for let’s just call it the back half, so quarters two, three and four should add an additional $4 million to $5 million in net revenue. So, again, we own 51% of that. But the good thing is it is a profitable business and it will be accretive going forward.

Hugh King^ We see Ninety Nine Management as a strategic play to enhance revenues at the hospitals. The way they do business will enable us to benefit not only the physicians that are investors, but physicians that would want to participate in a network that would include Foundation Hospitals.

Participation in that network would bump up the physician’s revenues depending on what market they are in by 5% to 15%, and there is also an opportunity for Foundation to participate in their managed care contracts. And because of the way the networks are structured, they have to refer a high percentage, I think it’s plus-70% of their cases to the in-network facility. So we’re expecting to get an increased volume of cases related to these referrals coupled with, perhaps, increased net revenue per case. So we see Ninety Nine as a synergistic fit to what we do to help us grow our hospital revenues with the secondary benefit that it is a profitable business and at 51% ownership, some of those profits will accrue to Foundation.

Operator^ Scott Henry of Roth Capital.

Scott Henry^ I guess for starters, could you estimate what the revenue contribution of Houston was in first quarter 2016, or approximately get a sense?

Hugh King^ Yes, let’s just say that it was the $9 million increase was largely generated from Houston, so you could look at net revenues in the $3 million to $4 million a month range.

Scott Henry^ And if I recall, that was consolidated pretty much the whole quarter.

Stanton Nelson^ It was. We acquired the asset I think it was 10 o’clock on December 31. So that meant that all the revenues for that first quarter were consolidated into Foundation.

Scott Henry^ As we go through the year, I guess, would you expect that $3 million to $4 million a month to start climbing, at least towards the top-end of that range, but perhaps in the $4 million to $5 million per month range?

Hugh King^ Well, let me give you some color. We haven’t gotten into giving guidance yet, but perhaps we can look back historically. Last year, the Houston Hospital generated about $54 million worth of net revenue in bankruptcy, so that would equate out to in excess of $4 million a month on average.

With the switch that we talked about from medical to surgical cases, we would certainly expect to exceed last year’s revenues and you can extrapolate from that toward a higher; one because of seasonality higher revenue per month. One, because of seasonality, and two, because of the Foundation and the switch to a more surgically-focused hospital.

Scott Henry^ And then, when I was looking at the expense lines, salaries and benefits had been tracking in the kind of 27% range, jumped up to 30% in fourth quarter up to 36% in Q1. Now, obviously the acquisition may bump that up as a percent, but I guess my main question is where would you expect that to normalize to, and what’s the kind of timeline to get to a normal number? I know you’re doing some cost savings programs already.

Hugh King^ Absolutely. Foundation Hospitals are very efficiently run, and our typical salary and benefits number will run at something at the hospitals, now remember, there is some corporate overhead, but at the hospitals will run less than 25% of net revenues. When we acquired Houston, they were running at over 41%, so one of our initial goals, which we’ve been very successful at, is to identify unnecessary staffing and to rationalize our FTEs based on the volume of cases that we’re doing.

We’ve already made significant reductions in salaries and benefits at Houston and expect to see that number decline. Now, we also recognize that there are bonus programs, and while we accrued for bonuses, typically our bonuses have thresholds and often those thresholds aren’t exceeded until the fourth quarter. So there’s a little bit of a bump up in fourth quarter related to yearend bonuses, but I would expect that number to rationalize down to the 27% to 30% of net revenue number in the future. And if we make additional acquisitions, I expect it to actually go down a little bit.

Scott Henry^ And do you think it will take a couple of quarters to get to that 27% to 30%, or should it happen relatively quickly?

Hugh King^ I think it’s going to happen very quickly. One of the things we have to be careful of is as we put our staffing model together is the Warrant Act, and our legal team has been very conscientious about making sure that we manage our staffing reductions to comply with legislation related to how you do that. But we’ve been very aggressive and I think that you’re going to see significant reductions by the time we get to the end of this Q2.

Scott Henry^ And the final question - on net loss in the quarter have been of an outlier; typically you turn a profit. Do you expect it to be profitable next quarter, or is this an outlier or is it going to take some time to work through the acquisition?

Hugh King^ Well, we had a very good second quarter last year. And as Stanton said, we’ve got six top-notch physicians starting at the hospitals. Four of them have already started their practices. In the San Antonio market, the physicians were in market already, and those of you that follow the healthcare industry are familiar that there were two surgical hospitals in that market that actually shutdown; one of them was Forest Park.

And so, those physicians were looking for a home, and because of our strong performance and distribution to our physician partners, have decided that they want to make their new home at San Antonio. So, they’re already starting to practice in the marketplace and to Stan’s point earlier, we were impeded a little by construction of the ORs and renovations of the OR suites, but we expect to see those surgeons bringing a significant number of cases in the second quarter.

And then in El Paso, two of the physicians are new to the - well, all three are new to the market, but two of them have signed employment contracts with one of our top orthopedic surgeons and they are already in market and will begin doing cases. They started April 18, I believe, so they’ll be doing cases in the hospital the second quarter. The third one comes into the market, I believe, in as early as July, but no later than August or September. So we’ll see his cases more in the fourth quarter.

Operator^ Alex Silverman of Special Situations Fund.

Alex Silverman^ So, a bunch of my questions have been answered, but just to bounce around here; the six new surgeons that you recruited - did you say they should generate $4 million to $5 million of net revenue per hospital this year?

Hugh King^ No, per physician. So that -

Alex Silverman^ $4 million to $5 million per physician for this year?

Hugh King^ Well, no. I think when they’re ramp up to speed, I would be looking at each physician to generate $4 million to $5 million in net revenue. I believe when new physician comes into the marketplace, it typically takes them to get up to full capacity and get their referrals up to two years. So we’re looking at a consolidated increase for this year, given the ramp up, of something on the order of $4 million to $5 million.

Alex Silverman^ per hospital?

Hugh King^ Per hospital. And then next year, we would expect that number, our long-range plans, we would expect that number to ramp up to $8 million to $10 million for those three physicians in the second year. And then the third year out, that’s when we should hit the $12 million to $15 million per hospital.

Alex Silverman^ Then just to confirm, Stanton, you said that Ninety Nine should add $4 million to $5 million of net revenue in the second half. Is that an annualized number, or is that what you expect the actual contribution to be in the second half?

Stanton Nelson^ Yes, that’s just in the second half. So just call it July 1 through the end of the year, but Hugh had a good point. I mean, the real play here is what we expect because of clinical integration and the way that that works is we should see an increase in referrals at each of our hospitals that would bring Ninety Nine into each market. So, call it $4 million to $5 million of accretive business just for what they do.

And then we expected to have an impact on each of our hospitals. Now, I will say that it’s going to take some time for them to go into each market and execute on their plan, but once that’s done, and we’ll keep you up to speed on a quarter by quarter basis, we expect that hospital revenues will start increasing based on what they’re doing in each market.

Alex Silverman^ Just to confirm - and you guys are 51% owner of that, correct?

Stanton Nelson^ That’s correct. And the great thing about that, we didn’t go into a lot of detail about what the consideration is, but these guys are committed and I’m thankful that the way that we structured this agreement is it was basically an all-stock deal. And so, not only are they committed to their own business, but as a holder committed to Foundation. And that that was important to me and to our team.

Alex Silverman^ And are they all in your markets?

Stanton Nelson^ No, they mainly are in the DFW area. They’re currently working in the Houston market. It will take some time, so we have development teams separate of what we’re doing on the PPM, but we have development teams in place currently recruiting physicians into Ninety Nine Management. And then we’ll evaluate where we go as a parallel track into El Paso in San Antonio.

Hugh King^ Alex, to give you a little color on that, we did a fair amount of due diligence on Ninety Nine just to make we were comfortable with their model and our physician partners were comfortable. So, we invited the founders, Tom and Joel, to meet with our physicians in the three markets where they’re not located. And the reception they got was overwhelming; we’ve had several physicians that have since called us and said: as soon as you get this deal closed, we want to get our practice included in this network. So, it will take six to nine months, I believe, but there’s a great momentum behind what they’re doing and we think we have a great opportunity to feel a minor impact in 2016, but a very significant impact in 2017.

Alex Silverman^ And can you help us with how your re-syndication is going in Houston?

Stanton Nelson^ Well, as I mentioned we’ve had great interest. I’m not sure - it’s in the high 20s, low 30s of PPM’s that have been distributed to physician partners. We’ve put off taking their investment until we have an opportunity to really look at all the surgeons that are committed because there is a limitation about what we can do. We’ll start surveying that some time in June.

Our goal is to have it completed by June 30. We’re already starting to see surgical volumes move over from interested parties that have verbally committed to being as part of this investment. So we literally track that on a daily basis in terms of the physicians that want to be part of this, how much of their business are they bringing without writing the checks, so to speak. So, we remain very optimistic that this is going to be a successful project.

Alex Silverman^ And you’re comfortable in getting this done by June 30?

Stanton Nelson^ I would say that’s still our goal, and hopefully, we can meet that expectation. I’ll tell you that I’m not going draw the line in the sand saying that it has to be done then; we want to make sure that we have the absolute right guys and the right surgeons in this investment.

Hugh King^ One of the things that we did as we structured the PPMs so we could do what’s called a rolling close. So once we get to a certain level of subscriptions, let’s just say June 30, we can do a partial close, get those physicians on board, get those that haven’t started practicing, ramp up their practices at the hospital, but that doesn’t mean we can’t go another month or two soliciting other physicians before we finally close out the entire PPM. So, we’ve tried to give ourselves some flexibility to get surgeons in the door as quickly as possible, but still have the flexibility to roll it out another 30 to 60 days if we need to.

Alex Silverman^ Just to go Scott Henry’s earlier question on salaries and benefits. Fair to say once Houston goes to being a surgical hospital from a general hospital, you should have a much better sense of your volumes and your timing on when you’re going to need staff, and therefore, your staffing level should equate better to your revenue?

Hugh King^ Yes, we knew that we could reduce staffing on day one. We didn’t expect we could get to our target. We thought that in the end, that would take us about a year. But we’ve made some fairly significant staff reductions already in the first quarter and there will be future reductions as we shoot for our target, the salaries and benefits not to exceed 25% of net revenues. We’ve done that at the other hospitals and we are confident that we can hit those same numbers in Houston.

Alex Silverman^ Can you tell us what your rent expense is, just so we can back into an EBITDAR?

Hugh King^ Sure. Well, I can probably give you the number, Alex. I thought that that might be, based on our last conversation, that might be a question you would ask. So, our rent is right at $590,000 a quarter which would make, if you wanted to do an EBITDAR calculation, would be about $726,000.

Alex Silverman^ That’s what your EBITDAR number would be.

Hugh King^ Right; the rent is right at $590,000 for the quarter, which, if you subtracted that from our adjusted EBITDA to get to EBITDAR, you’ll be looking -

Alex Silverman^ You would it add back, right? It would be 1.3+590?

Hugh King^ Well, it would be - right now, the rent is shown as a combination of interest and amortization. So if we moved it up into a category called rent, in other words, the rent’s already taken out when you look at the 1.3.

Alex Silverman^ Last question; the environment for acquisitions, given - I know you brought up the fact that you’ve had a couple of surgical hospitals go away in some of your markets?

Hugh King^ Yes. Well, me say a couple of comments about that. Our business model is to very clear, closely, evaluate markets to determine whether or not a hospital that does not participate in the Medicare Program, i.e., is not grandfathered under the Affordable Care Act. If we get into an environment like that, we’re very cautious and do a lot of market analytics.

The two hospitals that folded in San Antonio had two main problems. The first one were they were not grandfathered in under the Affordable Care Act, so they could not take Medicare patients. Now, if you look at some of your orthopedic surgeries like hip replacements, Medicare is sort of your bread and butter and you generate your revenues. Medicare started out as a cost-based reimbursement program, and while they’ve switched to DRGs as a cost control mechanism, it’s still predominantly focused on cost, including overhead cost. So Medicare does a lot to cover your overhead, and if you can’t accept that, you’re losing 30% to 40% of the market.

So that’s what hurt those two hospitals, plus they had built up an out-of-network strategy with the insurance companies and as the insurance companies started tightening down on out-of-network payments, they really had no place to go. But that’s not Foundation’s model.

Operator^ Andy Carruthers of Bagley Securities.

Andy Carruthers^ What’s your NOL right now and what is the deferred tax asset? We jumped from $10 million to $7 million in the quarter.

Hugh King^ Yes, we have a number of tax credits and liabilities that have emerged through the Graymark merger that occurred in 2013, and some real estate transactions that were done shortly after that, Graymark transaction. So, basically we’ve got some prepaid taxes and some taxes that are deferred until future periods. And it’s a fairly complex calculation, but those benefits and liabilities will mature over the next 7 to 10 years.

Andy Carruthers^ And accounts payable, why were they up at 50%?

Hugh King^ Well, part of the reason they’re us is because we didn’t have any - when we bought the Houston Hospital out of bankruptcy, we brought on board a very limited amount of payables. So, you bring on an asset that’s going to increase your revenues by 30%, you’re going to see about 30% pickup in your liabilities related to that hospital.

The other issue that we have is that there were some coding changes. Most of our payment systems are driven by the International Classification Disease Code. You probably heard of ICD-10 codes or the CPT, Common

Procedure Terminology codes. Medicare changed the coding requirements for certain tests at the end of last year to become effective January 1. But for whatever reason, a lot of the insurance companies did not get their codes updated until April 1. So, we held off on some billings and we had to accrue some liabilities to third-party contractors related to the services they performed. So, that drove our payables up some also.

And by the way, it drove our tax down a little bit, too; having to wait to bill out $5 million worth of cases until the second quarter was not near and dear to my heart. But we were concerned that those claims would get denied because the codes were not related codes if we didn’t do that.

Andy Carruthers^ But most of the $1.5 million in doubtful accounts was from Houston. Is there any hope of recovering some of that $1.5 million?

Hugh King^ No, actually, that’s kind spread all over the hospitals and I would say that part of the biggest concern that I have, not biggest concern, but our largest bad debts occurred at our El Paso Hospital related to recurring laboratory tests. We do a lot of testing, some of the - about five years ago, the federal government started requiring more extensive testing for patients that were on drugs, that were chronic pain medications.

So, these patients have to get tested every month and it’s hard for them to pay their self-pay portion of the deductibles and coinsurance. So, we’ve since increased bad debts in that area, so we we’ve increased our reserves to address that.

We had hope for a best first quarter, but there is a certain seasonality to this business and we are very excited about some of the actions we’ve taken to help drive revenues in future quarters.

Andy Carruthers^ Do you have a big NOL?

Hugh King^ Yes, we do have a certain amount carried forward. One of the discussions we had with our auditors is that we recorded the $1.2 million tax benefit in the first quarter this year related to the losses that we incurred. The auditors are often reluctant to do tax benefits in the first quarter, but they looked at our prior year performance and just felt that if we perform the same way we did last year, we would have no problem taking advantage of those first quarter losses.

Operator^ And this conclude our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

Stanton Nelson^ Thank you for all the questions today and certainly look forward to allowing you guys to answer any questions for the quarter of 2016, so we appreciate it. Thank you for your time.

Operator^ Ladies and gentlemen, the conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.